Exhibit 5.1

March 18, 2010

CorMedix Inc.
86 Summit Avenue, Suite 301
Summit, NJ 07901-3647

Ladies and Gentlemen:

We are acting as counsel to CorMedix Inc. (the “Company”), a Delaware corporation, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-1 (File No. 333-163380), initially filed with the Commission on November 25, 2009, and all pre-effective amendments thereto (the “Registration Statement”).  The Registration Statement registers the offering and sale by the Company (the “Offering”) of the following securities (all of which are collectively referred to herein as the “Securities”):

(a)           up to an aggregate of 2,020,320 units (the “Units”), including Units issuable upon exercise of the underwriters’ over-allotment option and Units issuable upon exercise of the Underwriters’ Purchase Warrant (as defined in paragraph (e) below);

(b)           up to an aggregate of 4,040,640 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), underlying the Units;

(c)           up to an aggregate of 2,020,320 redeemable common stock purchase warrants (the “Warrants”) underlying the Units;

(d)           up to an aggregate of 2,020,320 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”); and

(e)           a warrant to purchase up to 36,570 units identical to the Units to be issued to the representative of the underwriters as additional compensation (the “Underwriters’ Purchase Warrant”).

Each Warrant (other than the Underwriters’ Purchase Warrant) entitles the holder thereof to purchase one Warrant Share at any time during the five-year period beginning on the earlier to occur of the expiration of the underwriters’ over-allotment option or its exercise in full, and will have an exercise price equal to 110% of the offering price of the Common Stock underlying the Units.  The Underwriters’ Purchase Warrant entitles the holder to purchase such number of units equal to 2.12% of the Units sold in the Offering at a price per Unit equal to 120% of the offering price of the Units.  The Underwriters’ Purchase Warrant will be exercisable commencing six months after the effective date of the Registration Statement, and will be exercisable for four and a half years thereafter.

March 18, 2010

In connection with this opinion, we have reviewed originals or copies (certified or otherwise identified to our satisfaction) of the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s By-laws, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement, and such other records, documents, statutes and decisions, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant in rendering this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i)           the Securities have been duly authorized for issuance by all necessary corporate action by the Company;

(ii)           the Units (other than the Units issuable upon exercise of the Underwriters’ Purchase Warrant) and the shares of Common Stock underlying such Units, when issued and sold by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable;

(iii)           the Units issuable upon exercise of the Underwriters’ Purchase Warrant and the shares of Common Stock underlying such Units, when issued and sold by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable;

(iv)           each Warrant, when issued and sold by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability;

March 18, 2010

(v)           the Warrant Shares, when issued and sold by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable; and

(vi)           the Underwriters’ Purchase Warrant, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

We are members of the Bar of the State of New York and this opinion is limited solely to the federal laws of the United States, the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws, and, as to the Warrants and the Underwriters’ Purchase Warrant constituting valid and legally binding obligations of the Company, solely to the laws of the State of New York.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof.  We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the related prospectus under the heading “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP